EXHIBIT 10.39

RESTRICTED STOCK UNIT AWARD GRANT NOTICE
FOR NON-EMPLOYEE DIRECTORS
Pursuant to the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”), Allergan, Inc. (the “Company”) hereby grants to the non-employee director listed below (“Participant”) the number of Restricted Stock Units set forth below (the “Restricted Stock Units”). The Restricted Stock Units are subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (this “Grant Notice”), in the Terms and Conditions attached hereto as Exhibit A (the “Restricted Stock Unit Terms”), in the Country-Specific Terms, if any, for Participant’s country attached hereto as Exhibit B (the “Country-Specific Terms”) and in the Plan attached hereto as Exhibit C, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice.
Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value $0.01 (“Stock”), at the time the Restricted Stock Unit is available for distribution in accordance with the terms and conditions set forth in the Plan, the Restricted Stock Unit Terms and the Country-Specific Terms.

Participant:	______________________________
Grant Date:	______________________________
Total Number of Restricted Stock Units:	______________________________

Vesting Schedule:
Subject to the terms and conditions of the Plan, this Grant Notice and the Restricted Stock Unit Terms, the Restricted Stock Units shall vest as follows:
[To be specified in individual agreements]
Except as provided in Section 2.3 of the Restricted Stock Unit Terms, or as otherwise provided by the Administrator, in no event shall Participant vest in any additional Restricted Stock Units following Participant’s Termination of Service (as defined in the Restricted Stock Unit Terms).

Distribution Schedule:	The shares of Stock subject to the Restricted Stock Units shall be distributable in accordance with Section 2.4 of the Restricted Stock Unit Terms.
All decisions and interpretations of the Administrator arising under the Plan, this Grant Notice, the Restricted Stock Unit Terms or the Country-Specific Terms or relating to the Restricted Stock Units shall be binding, conclusive and final.

ALLERGAN, INC.

By:
Print Name:
Title:
Address:	2525 Dupont Drive
Irvine, California 92612

Attachments:    Terms and Conditions (Exhibit A)
Country-Specific Terms (Exhibit B)
Allergan, Inc. 2011 Incentive Award Plan (Exhibit C)
Allergan, Inc. 2011 Incentive Award Plan Prospectus (Exhibit D)

2

EXHIBIT A TO THE RESTRICTED STOCK UNIT AWARD GRANT NOTICE
FOR NON-EMPLOYEE DIRECTORS

TERMS AND CONDITIONS

February 2012

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which these Terms and Conditions (the “Terms”) are attached, Allergan, Inc. (the “Company”) granted to the participant (“Participant”) specified on the Grant Notice a restricted stock unit award under the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”) for the number of restricted stock units indicated in the Grant Notice (“Restricted Stock Units”), subject to the terms and conditions of the Grant Notice, the Terms, the Plan, the Country-Specific Terms, if any, for Participant’s country, attached to the Grant Notice as Exhibit B (the “Country-Specific Terms”), and the Sub-Plan, if any, for Participant’s country, attached to the Grant Notice as Exhibit D (the “Sub-Plan”). Any reference herein to the Terms shall include the Country-Specific Terms and any reference to the Plan shall include the Sub-Plan, as applicable.

I.GENERAL
1.1    Defined Terms. Wherever the following terms are used herein they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Code Section 409A” shall mean Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.
“Section 409A Change in Control” shall mean a Change in Control that qualifies as a “change in the ownership or effective control,” or a “change in the ownership of a substantial portion of assets,” of the Company (or the corporate successor thereto), within the meaning of Code Section 409A(a)(2)(A)(v).
“Termination of Service” shall mean the time when a Participant ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.
“written agreement” shall mean any written agreement between the Company and Participant or any written policy approved by the Administrator that applies to Participant.
1.2    Incorporation of Terms of Plan. The Restricted Stock Units evidenced by the Grant Notice and the Terms are also subject to the terms and conditions of the Plan, which are incorporated herein by reference.
II.    GRANT, VESTING AND DISTRIBUTION OF RESTRICTED STOCK UNITS
2.1    Grant of Restricted Stock Units. Effective as of the grant date specified on the Grant Notice (the “Grant Date”), the Company irrevocably grants to Participant an award of the number of Restricted Stock Units specified on the Grant Notice, subject to the terms and conditions set forth in the Plan, the Grant

Notice and the Terms. Each Restricted Stock Unit represents the right to receive a share of the Company’s common stock, par value $0.01 per share (“Stock”), at the time the Restricted Stock Unit is available for distribution in accordance with the terms and conditions set forth in the Plan and the Terms.
2.2    Vesting of Restricted Stock Units. The Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Notice and Section 2.3 below, or at such earlier times as are set forth in a written agreement between the Company and Participant. Unless and until the Restricted Stock Units have vested in accordance with the preceding sentence, Participant shall have no right to any distribution made with respect to such Restricted Stock Units. In the event of Participant’s Termination of Service prior to the vesting of all of the Restricted Stock Units, any Restricted Stock Units which remain unvested at such time will terminate automatically and be forfeited without further notice and at no cost to the Company.
2.3    Accelerated Vesting. Notwithstanding anything to the contrary in Section 2.2 or the Grant Notice, if Participant’s Termination of Service occurs by reason of Participant’s death or by March 1st of the calendar year following the calendar year in which Participant incurs a permanent and total disability (within the meaning of Code Section 22(e)(3)), then the Restricted Stock Units shall become fully vested immediately prior to Participant’s Termination of Service.
2.4    Distribution of Stock.
(a)    Subject to the terms and conditions of the Plan and the Terms (including Section 2.4(b) below), the shares of Stock underlying the Restricted Stock Units shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) no later than ten (10) business days following the date such Restricted Stock Units vest under Section 2.2 or 2.3.
(b)    Notwithstanding anything to the contrary in Section 2.4(a) above, if Participant completed and timely submitted to the Company a deferral election (the “Deferral Election”) with respect to all or any of the shares of Stock underlying the Restricted Stock Units in a form approved for such purpose by the Administrator, then the shares of Stock underlying the Restricted Stock Units shall be distributable to Participant in accordance with the terms of the Deferral Election; provided, however, that
(i)    in the event of a Section 409A Change in Control on or after the first anniversary of the Grant Date and prior to the distribution of all of the Deferred Shares (as defined below), all remaining Deferred Shares shall be distributed to Participant in a lump sum on the day immediately preceding such Section 409A Change in Control;
(ii)    in the event of Participant’s death prior to the distribution of all of the Deferred Shares, all remaining Deferred Shares shall be distributed to Participant’s estate or to Participant’s designated beneficiary in a lump sum no later than thirty (30) business days following the date of Participant’s death;
(iii)    if one or more effective deferral elections exist with respect to one or more restricted stock unit awards granted to Participant under the Plan, then the time and form of distribution specified for the Deferred Shares shall be the time and form of distribution specified in the initial deferral election in which Participant elected to receive one or more shares of Stock on a deferred basis.
Any shares of Stock issuable with respect to Participant’s vested Restricted Stock Units, the issuance of which have been deferred by Participant pursuant to a timely completed and effective Deferral

Election, shall be referred to herein as “Deferred Shares”.
(c)    Distributions shall be made by the Company in the form of whole shares of Stock (rounded down to the nearest whole share in the case of any fractional Restricted Stock Units).
2.5    Changes to Time or Form of Distribution. Except as otherwise provided herein, the time and form of distribution of shares of Stock with respect to the vested Restricted Stock Units shall be as set forth in the Grant Notice, the Terms and the Deferral Election and may only be changed in compliance with the requirements of Code Section 409A(a)(4)(C), and only with the prior written consent of the Company’s General Counsel.
2.6    Dividend Equivalent Rights. Effective as of the Grant Date, the Company irrevocably grants to Participant Dividend Equivalent Rights (as defined below) with respect to each Restricted Stock Unit that vests pursuant to Section 2.2 or 2.3 or pursuant to the Country-Specific Terms or the Sub-Plan, if applicable, subject to the terms and conditions of the Plan and the Terms. “Dividend Equivalent Right” means a right to receive an amount equal to the aggregate amount of dividends, if any, paid to the Company’s stockholders on one share of Stock where the record date(s) for such dividends occurred during the period from the Grant Date through and including the day immediately preceding the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed to Participant pursuant to Section 2.4 (such period, the “Dividend Equivalent Period”). With respect to each Dividend Equivalent Right, each dividend paid to the Company’s stockholders on one share of Stock (a “Dividend”) during the Dividend Equivalent Period shall be deemed to be reinvested in additional shares of Stock as of the date on which the Dividend is paid to the Company’s stockholders, which may thereafter accrue additional Dividend Equivalent Rights as provided by this Section 2.6. Any such reinvestment shall be at the Fair Market Value of a share of Stock on the date on which the Dividend is paid to the Company’s stockholders. Notwithstanding Section 13.4(e) of the Plan, each Dividend Equivalent Right shall be paid, if at all, only in whole shares of Stock (rounded down to the nearest whole share in the case of any fractional share) at the time the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed to Participant pursuant to Section 2.4. Each Dividend Equivalent Right shall terminate as of the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed. Dividend Equivalent Rights shall not be paid to Participant for any Restricted Stock Units that do not vest pursuant to Sections 2.2 or 2.3 above or pursuant to the Country-Specific Terms or the Sub-Plan.
2.7    Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock in settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, prior to fulfillment of all of the following conditions:
(a)    The admission of such shares to listing on all stock exchanges on which such Stock is then listed;
(b)    The completion of any registration or other qualification of such shares under any state, federal, foreign or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any state, federal, foreign or local governmental agency which the Administrator shall, in its sole and absolute discretion,

determine to be necessary or advisable;
(d)    The receipt by the Company of full payment of any Tax-Related Items (as defined in Section 3.14(a)); and
(e)    The lapse of such reasonable period of time (not to exceed an additional ten (10) business days) following the applicable distribution event determined in accordance with Section 2.4 as the Administrator may from time to time establish for reasons of administrative convenience.
2.8    Rights as Stockholder. The holder of the Restricted Stock Units or Dividend Equivalent Rights shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares issuable or deliverable upon settlement of the Restricted Stock Units or Dividend Equivalent Rights, or any part thereof, unless and until such shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
III.    OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan and the Terms and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Terms, the Restricted Stock Units or the Dividend Equivalent Rights. In its sole and absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and the Terms, subject to Section 13.2 of the Plan.
3.2    Limited Transferability.
(a)    Subject to Section 3.2(b), the Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or to Participant’s designated beneficiary. Participant may make a beneficiary designation at any time by filing the appropriate form with the Administrator or its designee. Neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for Participant’s debts, contracts or engagements or the debts, contracts or engagements of Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)    Notwithstanding any other provision of the Terms, if Participant resides in the U.S., Participant may transfer the Restricted Stock Units to one or more “Permitted Transferees” (as defined in the Plan), subject to the following terms and conditions:
(i)    the Restricted Stock Units shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;

(ii)    the Restricted Stock Units shall continue to be subject to all the terms and conditions of the Plan and the Terms, as amended from time to time, as applicable to Participant (other than the ability to further transfer the Restricted Stock Units); and
(iii)    Participant and the Permitted Transferee execute any and all documents requested by the Company, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee and that the transfer is a gift, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws, and (C) evidence the transfer.
3.3    Restrictive Legends and Stop-Transfer Orders.
(a)    Any share certificate(s) evidencing the shares of Stock issued hereunder shall be endorsed with any legend(s) that may be required by applicable federal, state or foreign securities laws, to be placed on the certificate(s) evidencing such shares.
(b)    Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)    The Company shall not be required: (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of the Terms, or (ii) to treat as owner of such shares of Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.
3.4    Nature of Grant. In accepting the grant of Restricted Stock Units, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
(c)    subject to the terms of any other plan or program applicable to a Participant or any written agreement between the Company or a Subsidiary and a Participant, all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(d)    nothing in the Plan or the Terms shall in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or its stockholders to remove Participant from the Board at any time in accordance with the provisions of applicable law;
(e)    Participant is voluntarily participating in the Plan;
(f)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not intended to replace any pension rights;

(g)    the future value of the underlying shares of Stock is unknown and cannot be predicted;
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s Termination of Service (for any reason whatsoever), and as a condition to receiving the grant of Restricted Stock Units, Participant irrevocably agrees (i) never to institute any claim against the Company, in the event of any such forfeiture, (ii) to waive his or her ability, if any, to bring any such claim, and (iii) to release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(i)    for Participants who reside outside of the U.S., the following additional provisions shall apply:
(i)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of Participant’s employment contract, if any; and
(ii)    except as explicitly provided pursuant to the terms of a written benefit plan maintained by the Company or a Subsidiary, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate of the Company.
(iii)    Participant acknowledges and agrees that none of the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.
3.5    Shares to Be Reserved. The Company shall at all times prior to the settlement or forfeiture of the Restricted Stock Units reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Terms.
3.6    Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed duly given only when delivered in person or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the local postal service, addressed as follows:

If to the Company:	Allergan, Inc. Attention: General Counsel 2525 Dupont Drive Irvine, California 92612

If to Participant:	To Participant’s most recent address then on file in the Company’s personnel records.
By a notice given pursuant to this Section 3.6, either party may thereafter designate a different address for notices to be given to that party.
3.7    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Terms.
3.8    Governing Law; Venue. The Terms shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles thereof.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Terms, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the U.S. federal courts for the Central District of California, and no other courts, where this grant is made and/or to be performed.
3.9    Severability. Should any provision of the Terms be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
3.10    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units shall be granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the Terms shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.11    Amendments. Except as explicitly prohibited by the Plan, the Terms may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided by the Plan, no termination, amendment, or modification of the Terms shall adversely affect the Restricted Stock Units in any material way without Participant’s prior written consent. The Terms may not be modified, suspended or terminated except by an instrument in writing signed by a duly authorized representative of the Company and, if Participant’s consent is required, by Participant.
3.12    Successors and Assigns. The Company may assign any of its rights with respect to the Restricted Stock Units to single or multiple assignees, and the Terms shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2, the Terms shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
3.13    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Terms, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and the Terms shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Terms shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14    Taxes.
(a)    Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items with respect to the issuance of the Restricted Stock Units or Dividend Equivalent Rights, the distribution of shares of Stock with respect thereto, or any other taxable event related to the Restricted Stock Units or Dividend Equivalent Rights; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units or Dividend Equivalent Rights to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company or its agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from Participant’s wages or other compensation payable to Participant by the Company; or
(ii)    withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or
(iii)    withholding a number of vested shares of Stock otherwise issuable to Participant; or
(iv)    for Participants who reside in the U.S. only, by accepting vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for all Tax-Related Items.
(c)    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.
(d)    Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the Restricted Stock Units or Dividend Equivalent Rights to Participant or his legal representative unless and until Participant or his legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable with respect to the taxable income of Participant resulting from the grant of the Restricted Stock Units or Dividend Equivalent Rights, the distribution of the shares of Stock issuable with respect thereto, or any other taxable event related to the Restricted Stock Units or Dividend Equivalent Rights.
3.15    Data Privacy. This Section 3.15 applies to Participant only if Participant resides outside the U.S. If Participant resides outside the U.S., then Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in these Terms and any other Restricted Stock Unit grant materials by and among the Company and its Affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to Charles Schwab & Co., Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, Charles Schwab & Co., Inc., and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
3.16    Unfunded, Unsecured Obligations. The obligations of the Company under the Plan and the Terms shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Participant or any other person. Participant shall have only the rights of a general, unsecured creditor of the Company with respect to the Restricted Stock Units, unless and until shares of Stock shall be distributed to Participant under the terms and conditions set forth herein.
3.17    Compliance with Internal Revenue Code Section 409A. The Restricted Stock Units and Dividend Equivalent Rights granted hereunder are intended to comply with the requirements of Code Section 409A. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Terms or the Deferral Election would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A. In no event may Participant, directly or indirectly, designate the calendar year of issuance of the Shares of Stock underlying the Restricted Stock Units or any other payment, distribution or benefit.
3.18    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
3.19    Language. If Participant has received these Terms or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.20    Electronic Delivery. the Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.21    Country-Specific Terms and Sub-Plan. Notwithstanding anything to the contrary herein, the Restricted Stock Unit grant shall be subject to the Country-Specific Terms and the Sub-Plan. Moreover, if Participant relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of these Terms and are incorporated herein by reference.
3.22    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
3.23    Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).
3.24    Waiver. Participant acknowledges that a waiver by the Company of a breach of any provision of the Terms shall not operate or be construed as a waiver of any other provision of the Terms, or of any subsequent breach by Participant or any other participant.
3.25    Entire Agreement. The Plan and the Terms constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.